Exhibit 99.1

Media Contact:
Terry Balluck
Kimberly-Clark
+1.972.281.1481
terry.balluck@kcc.com

Kimberly-Clark Elects Sheri McCoy to its Board of Directors

DALLAS, September 12, 2018 - Kimberly-Clark Corporation (NYSE:KMB) today announced that Sherilyn S. "Sheri" McCoy was elected to its board of directors, effective immediately.

“Sheri will be a great addition to our board given her global leadership experience,” said Thomas J. Falk, Chairman and CEO of Kimberly-Clark. “We will greatly benefit from Sheri’s leadership and deep experience in consumer products and innovation as we continue to execute on our long-term growth strategy."

Ms. McCoy brings considerable consumer experience gained during a 30-year career at Johnson & Johnson, joining as a scientist in research and development, and subsequently managing businesses in every major product sector. She held global leadership posts at J&J including worldwide chairman of the Pharmaceutical Group, and head of J&J’s Consumer business. Most recently, Ms. McCoy served as Chief Executive Officer of Avon Products, a personal care products company, until retiring earlier this year.

Ms. McCoy also serves on the boards of AstraZeneca PLC, Certara, Novocure, Stryker Corp., Catalyst and Stonehill College. She holds a Bachelor of Science degree in textile chemistry from the University of Massachusetts Dartmouth, a master's degree in chemical engineering from Princeton University, and an MBA from Rutgers University. She holds four U.S. patents.

About Kimberly-Clark
Kimberly-Clark and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold the No. 1 or No. 2 share position in 80 countries. We use sustainable practices that support a healthy planet, build stronger communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 146-year history of innovation, visit kimberly-clark.com or follow us on Facebook or Twitter.

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MEDIA CONTACT: Terry Balluck, Kimberly-Clark Corp., +1-972-281-1481, media.relations@kcc.com